Exhibit 99.2

January 31, 2007

Thomas J. Webb
Chief Financial Officer
CMS Enterprises Company
One Energy Plaza
Jackson, Michigan 49201

Dear Mr. Webb:

Lucid Energy, LLC, a Michigan limited liability company, for itself and its affiliates and assigns (“Lucid” or “Buyer”) and CMS Enterprises Company, a Michigan corporation, for itself and its affiliates and assigns (“CMS” or “Seller”) enter into this binding letter agreement (“Letter Agreement” or “Agreement”) wherein Buyer offers to purchase from CMS certain Michigan-based natural gas transmission, storage and processing businesses (the “Michigan Businesses”) as well as Argentina-based natural gas transmission and marketing and independent power production businesses (the “Argentine Businesses” and together with the Michigan Businesses, the “Businesses”), as well as certain related rights and options. Buyer understands that the ownership interests in the Businesses are held by a variety of separate entities and it is Buyer’s intention to acquire 100% of the capital stock or membership interests held by CMS in these entities (the “Entities”) as more specifically described in Annex I hereto.

CMS and Buyer agree that promptly following execution of this Letter Agreement, the representatives of the parties shall proceed expeditiously and in good faith with the intent that CMS shall sell and Buyer shall purchase the Entities based on the following actions, forbearances, terms and conditions:

1. Purchase and Sale Agreement. The purchase and sale shall be subject to satisfactory negotiation of a definitive purchase and sale agreement (the “Purchase and Sale Agreement” or “PSA”). As soon as practicable after this Letter Agreement is signed by both parties, CMS shall deliver to Buyer a draft PSA and the parties shall negotiate in good faith to finalize its terms. CMS anticipates that Buyer will effect the acquisition of the Argentine Businesses through a newly formed corporation or limited liability company organized under the laws of one of the U.S. states. The PSA shall provide for, but not be limited to, certain terms and conditions discussed by representatives of CMS, Buyer and Buyer’s financial partner Sociedad Argentina de Energia S.A., subject to the parties negotiation of the definitive terms thereof. If a mutually satisfactory PSA cannot be negotiated prior to the termination of this Letter Agreement, neither party shall have any further rights or expectations from the other.

2. No Shopping. In consideration of Buyer having devoted and continuing to devote significant time and resources toward pursuing the acquisition of the Entities (the “Acquisition”), CMS agrees that, between the date of CMS’ execution of this Letter Agreement and the later of the signing of the Purchase and Sale Agreement or 11:59 p.m. E.T. on March 15, 2007 (the “Exclusivity Period”), it will (i) not solicit any Acquisition Proposal from any other party; (ii) not engage in negotiations, or enter into any agreement, with a party in regard to any other Acquisition Proposal submitted to CMS by or in behalf of such other party; and (iii) negotiate exclusively only with Buyer with respect to the Acquisition. “Acquisition Proposal” means any offer or proposal for the purchase of any or all of the Entities by way of purchase of all or substantially all of either their capital stock (or equivalent equity interests) or their material assets in any form, whether by direct purchase, merger, consolidation or otherwise.

3. Effective Date. The Acquisition shall be effective for financial statement purposes January 1, 2007 (“Effective Date”), such that the aggregate balance sheet of the Entities as acquired at Closing (as defined in paragraph 5 below) will include the balance sheets of all the Entities as of commencement of business on January 1, 2007, plus all operating results that accrue or arise thereafter, subject to such interim adjustments as have been discussed or may be agreed to by the parties.

4. Purchase Price. Buyer shall pay CMS a cash purchase price of U.S. $180,000,000 (one hundred and eighty million dollars ) at Closing for the Entities, subject to adjustment in the event all of the Hidroinvest/El Chocon direct or indirect rights of first offer are exercised by any of CMS’ partners in such Entities,in the exact amount of the price payable to CMS.In addition, Buyer shall assume that certain note payable in the current approximate amount of U.S. $12.3 million as more specifically described in Annex II hereto. The other intercompany notes reflected on Annex II shall be assigned or cancelled prior to Closing as described therein. Buyer has provided CMS with certain letters from banks and financial institutions evidencing the availability of the cash purchase price for Closing the Acquisition.

5. Closing. Subject to the terms and conditions in the Purchase and Sale Agreement, closing of the Acquisition (“Closing”) shall take place at the offices of Seller or its counsel as soon as reasonably practicable after fulfillment of all conditions to Closing.

6. Conditions. The Closing under the Purchase and Sale Agreement will be conditioned upon the following and such additional terms and conditions as are customary in transactions of this nature:

A. Conduct of Businesses Prior to Closing. Each of the Businesses will be conducted by CMS until Closing in the ordinary course in the same manner as it has been operated prior to the execution of this Letter Agreement, provided that, among others, CMS shall permit no payments of dividends, redemptions of capital stock or other equity interests, settlements of insurance claims or lawsuits, transfers of assets of any kind from any of the Entities to any CMS affiliate that is not one of the Entities, other than as have been discussed or may be agreed to by the parties.

B. Representations and Warranties. CMS shall make certain special representations and warranties relating to the existence on January 1, 2007, of cash for the Argentine Businesses in an amount equal to approximately U.S. $50 million, in addition to the representations and warranties that are customary in transactions of this nature.

C. Notices, Consents, etc. The parties shall have made, obtained or waived, as applicable, all notices, consents, permits and authorizations required from any third parties and shall have made an appropriate filing under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable waiting periods shall have expired or been terminated or such approvals shall have been received.

D. Cooperation. Seller shall cooperate with Buyer in connection with obtaining all required approvals, permits and licenses or transfers and giving all required notices.

E. Board Approval. CMS represents that it has obtained approval of CMS Energy Corporation’s Board of Directors to enter into this Letter Agreement. The final PSA between the parties shall be subject to approval by the appropriate Boards of Directors of CMS, the Buyer and their affiliates.

F. Employees of the Businesses. Employees of the Entities are of significant importance to the Buyer and the success of the Businesses. CMS and Buyer agree to use their best efforts to arrive at a satisfactory arrangement regarding smooth transition of the employees.

G. Indemnifications. With certain exceptions (such as title with respect to ownership interests beingtransferred and authority representations), Seller’s liability for breaches of the PSA’s representations and warranties shall be capped at the amount of U.S. $25 million for those provisions relating to the Argentine Businesses and U.S. $5 million for those provisions relating to the Michigan Businesses, and certain special indemnifications discussed by the parties are agreed to fall within these capped amounts.

7. Closing Documents. Closing shall occur within five (5) business days of the receipt of all required notices, consents and governmental approvals, unless the parties agree otherwise. At the Closing, Buyer will deliver the Purchase Price and Seller will deliver all instruments of transfer, books and records and other documentation demonstrating authority to close and the truth and correctness of all representations and warranties and other documentation customary in transactions of this kind.

8. Binding Effect; Intentions. This Agreement is binding on both parties subject to terms and conditions contained herein. The parties intend to be bound to exercise all good faith efforts in completing and satisfying the actions, forbearance, terms and conditions of this Letter Agreement, including without limitation the expeditious negotiation and execution of the Purchase and Sale Agreement and the Closing of the Acquisition pursuant to the terms thereof.

9. Expenses. Expenses incurred in connection with or related to the proposed Acquisition shall be paid by each respective party that incurred such expenses.

10. Termination. This Letter Agreement shall terminate upon the earlier of (a) the end of the Exclusivity Period and (b) the date on which the parties hereto mutually determine that they will be unable to agree upon the definitive terms of the Purchase and Sale Agreement.

11. Miscellaneous. The provisions of this Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan. Disputes regarding this Letter Agreement, shall be resolved by arbitration under the rules of the International Chamber of Commerce in Detroit, Michigan. Judgment may be entered upon an award by any court of appropriate jurisdiction. This Letter Agreement may be signed in two counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter Agreement constitutes the entire agreement between the parties hereto, superseding all prior agreements between said parties whether written or oral, pertaining to the subject matter hereof, and may not be amended or otherwise altered except by written agreement between the parties.

If this letter meets your approval, please sign a copy of it as provided below.

Sincerely,

Lucid Energy, LLC (Buyer)

By	/s/ Rai Bhargava

Rai Bhargava, Chairman

The foregoing Letter is approved and agreed to:

CMS Enterprises Company (Seller)

By /s/ Thomas J. Webb
Thomas J. Webb, Chief Financial Officer

Date signed: 31st day of January, 2007

ANNEX I

CMS INTERESTS IN ENTITIES

A. Argentine Businesses

(i)	100% of CMS Operating S.R.L., a sociedad de responsabilidad limitada organized under the laws of Argentina (“CMS Operating”) which owns:

•	97% of Cuyana Sociedad Anonima de Inversiones (“CMS Cuyana”), a corporation incorporated under the laws of Argentina which in turn owns 92.5958% of Centrales Termicas Mendoza S.A. (“CTM”), a corporation organized under the laws of Argentina;

•	100% of CMS Ensenada S.A. (“CMS Ensenada”), a corporation incorporated under the laws of Argentina; and

•	20% of Transportadora de Gas del Mercosur S.A. (“TGM”), a corporation incorporated under the laws of Argentina

(ii)	100% of CMS Generation S.R.L., a sociedad de responsabilidad limitada organized under the laws of Argentina (“CMS Generation”) which owns 25% of Hidroinvest S.A., a corporation incorporated under the laws of Argentina which in turn owns 59% of Hidroelectrica El Chocon S.A.

(iii)	2.48% of Hidroelectrica El Chocon, S.A., a sociedad anonima incorporated under the laws of Argentina

(iv)	100% of CMS Comercializadora de Energia S.A., a sociedad anonima incorporated under the laws of Argentina

(v)	100% of CMS Centrales Termicas S.A., a sociedad anonima incorporated under the laws of Argentina

B. Michigan Businesses

(i)	100% of CMS Antrim Gas LLC, a limited liability company organized under the laws of the State of Michigan;

(ii)	100% of CMS Bay Area Pipeline, LLC, a limited liability company organized under the laws of the State of Michigan;

(iii)	100% of CMS Grands Lacs LLC, a limited liability company organized under the laws of the State of Michigan;

(iv)	100% of CMS Jackson LLC, a limited liability company organized under the laws of the State of Michigan, which in turn owns 75% of Jackson Pipeline Company, a corporation incorporated under the laws of the State of Michigan;

(v)	100% of CMS Litchfield LLC, a limited liability company organized under the laws of the State of Michigan.

ANNEX II

INTERCOMPANY LOANS1

A. Argentine Businesses

(i)	the US$4,543,034 loan from International Ventures to CMS Operating; (this is not strictly a loan but rather is a credit that CIV has)

(ii) the US$3,150,000 loan from CMS Enterprises to CMS Ensenada;

(iii)	the US$18,600,000 loan from CMS Generation Co. to Hidroinvest S.A.;[2] (this was the original amount of the loan, as of the date hereof the remaining principal is US$9,598,547.46); (accrued interest is waived) and

(iv)	the US$8,084,825 loan from International Ventures (through CMS Operating) to TGM (Principal is reduced monthly from operating revenues)

(v)	Approximate US$12,300,000 balance on loan from CMS Cuyana to CMS Generation Investment Company VI (or successor debtor)

B.	Michigan Businesses3

(i)	the $2,494,058 loan from CMS Antrim Gas LLC to CMS Energy Investment LLC

(ii)	the $855,989 loan from CMS Litchfield LLC to CMS Energy Investment LLC

(iii)	the $716,663 loan from CMS Grands Lacs LLC to CMS Energy Investment LLC

(iv)	the $950,341 loan from CMS Bay Area Pipeline LLC to CMS Energy Investment LLC

(v)	the $566,887 loan from CMS Jackson LLC to CMS Energy Investment LLC

1 Amounts set forth in this Annex II reflect outstanding principal and interest as of January 1, 2007.

2 This loan may be capitalized prior to acquisition of Argentine Interests. All equity interests issued in connection with such capitalization shall be sold to Buyers and will be considered Equity Participation Interests hereunder (without any increase in the Purchase Price).

3 The loans listed under Michigan Business will be cancelled.